Exhibit 3.260

CERTIFICATE OF INCORPORATION

OF

MARTIAL DEVELOPMENT CORP.

The undersigned, being over the age of eighteen years, in order to form a corporation pursuant to the provisions of the New Jersey Business Corporation Act, does hereby certify:

FIRST: The name of the corporation is Martial Development Corp.

SECOND: The purposes for which the corporation is organized are to engage in any activity within the purposes for which corporations may be organized under the New Jersey Business Corporation Act.

THIRD: The aggregate number of shares which the corporation shall have authority to issue is 100 shares of common stock.

FOURTH: The address of the corporation’s initial registered office is c/o Pitney, Hardin, Kipp & Szuch, 200 Campus Drive, Florham Park, New Jersey 07932-0950, and the name of the corporation’s initial registered agent at such address is Henry Nelson Massey.

FIFTH: The number of directors constituting the first board is one (1), and the name and address of the person who is to serve as such director, until the first annual meeting of shareholders or until his successor(s) are elected and qualified, is:

Patrick Donnelly

60 Roosevelt Street

Garden City, New York 11530

SIXTH: The corporation shall indemnify every corporate agent as defined in, and to the fullest extent permitted by, Section 14A:3-5 of the New Jersey Business Corporation Act, and to the full extent otherwise permitted by law.

SEVENTH: To the fullest extent from time to time permitted by law, no director or officer of the corporation shall be personally liable to the corporation or to any of its shareholders for damages for breach of any duty owed to the corporation or to its shareholders except for liability for any breach of duty based upon an act or omission (a) in breach of such director’s or officer’s duty of loyalty to the corporation or its shareholders, (b) not in good faith or involving a knowing violation of law or (c) resulting in receipt by such director or officer of an improper personal benefit. Neither the amendment or repeal of this Article SEVENTH, nor the adoption of any provision of the Certificate of Incorporation inconsistent with this Article SEVENTH, shall eliminate or reduce the protection afforded by this Article SEVENTH to a director or officer of the corporation in respect to any matter which occurred, or any cause of action, suit or claim which but for this Article SEVENTH would have accrued or arisen, prior to such amendment, repeal or adoption.

EIGHTH: The name and address of the incorporator is Henry Nelson Massey, c/o Pitney, Hardin, Kipp & Szuch, 200 Campus Drive, Florham Park, New Jersey 07932-0950.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Incorporation as of August 14, 1996.

/S/ HENRY NELSON MASSEY
HENRY NELSON MASSEY

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